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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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The Hartford Financial Services Group, Inc.
(Name of Registrant as Specified In Its Charter)

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The Hartford Financial Services Group, Inc.
2001 Notice of Annual Meeting of Shareholders and Proxy Statement

THE HARTFORD

          Letter to Shareholders

          March 23, 2001

          Dear Shareholder:

          I am pleased to invite you to attend the annual meeting of shareholders of The Hartford Financial Services Group, Inc., to be held at 9:00 a.m. on Thursday, April 19, 2001 at the Four Seasons Hotel Atlanta in Atlanta, Georgia. We hope that you will participate in the annual meeting either by attending and voting in person or by voting as promptly as possible by proxy, by telephone or through the Internet. Your vote is important and we urge you to exercise your right to vote.

          The accompanying notice of annual meeting and proxy statement provide information about the matters to be acted upon by The Hartford's shareholders. The proxy statement also contains information about the role and responsibilities of the Board of Directors and its committees and provides important information about each nominee for election as a director.

          Sincerely yours,

          Ramani Ayer
          Chairman, President and
          Chief Executive Officer

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of the shareholders of The Hartford Financial Services Group, Inc. (the "Company") will be held on Thursday, April 19, 2001 at 9:00 a.m. at the Four Seasons Hotel Atlanta, 75 Fourteenth Street, Atlanta, Georgia, for the following purposes:

    1.
    To elect a Board of Directors for the coming year;

    2.
    To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001;

    3.
    To consider and act on a shareholder proposal regarding investment in tobacco equities by the Company, if properly presented at the Annual Meeting; and

    4.
    To act upon any other business that may properly come before the Annual Meeting or any adjournment thereof.

    Only shareholders of record at the close of business on February 28, 2001 are entitled to notice of, and to vote at, the Annual Meeting.

                      By order of the Board of Directors,

                      Katherine Vines Trumbull
                      Vice President and Corporate Secretary

March 23, 2001

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
Hartford Plaza
690 Asylum Avenue
Hartford, CT 06115

PROXY STATEMENT

Annual Meeting of Shareholders
April 19, 2001

GENERAL INFORMATION

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of The Hartford Financial Services Group, Inc. (the "Company" or "The Hartford") in connection with the annual meeting of the shareholders of the Company, to be held on Thursday, April 19, 2001 at 9:00 a.m. at the Four Seasons Hotel Atlanta, 75 Fourteenth Street, Atlanta, Georgia, and at any adjournment or postponement thereof (the "Annual Meeting"). The mailing of this Proxy Statement and the accompanying proxy to shareholders will begin on or about March 23, 2001.

Voting Rights

    Only shareholders of record at the close of business on February 28, 2001 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As a shareholder of record, you are entitled to 1 vote for each share of the Company's common stock ("Common Stock") registered in your name as of the Record Date.

    As of February 28, 2001, there were 236,640,967 shares of the Company's common stock ("Common Stock") outstanding and entitled to vote at the Annual Meeting.

Voting By Proxy

    Subject to the limitations described below, you may vote by proxy:

    (i)
    by completing and signing the accompanying proxy card and returning it to the Company,
    (ii)
    by telephone, or
    (iii)
    electronically through the Internet.

    When voting for the election of director nominees, you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or (c) withhold your vote from all director nominees as a group. When voting for any other item to be voted on at the Annual Meeting, you may vote "for" or "against" the item or you may "abstain" from voting.

    If you properly vote by proxy using any of the voting methods described below but do not specify any choices, you will confer authority upon individuals named on the proxy card as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on the named proxies to vote your shares on (1) any matter that was not known on the date of this Proxy Statement but is properly presented at the Annual Meeting, including the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") which is properly presented at the Annual Meeting.

    You may revoke your proxy at any time before it is exercised:

    (i)
    by giving written notice of revocation to the Secretary of the Company,
    (ii)
    by submitting a subsequently dated and properly completed proxy, or
    (iii)
    by attending the Annual Meeting and revoking your proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

Voting Shares Held In Company Stock Plans

    Shares of Common Stock held by Company employees who participate in The Hartford Investment and Savings Plan ("ISP"), The Hartford Excess Savings Plan ("ESP") and The Hartford 1996 Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP, the ESP and the Stock Unit Plan, respectively. Shares of Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP," and together with the ISP, the ESP and the Stock Unit Plan, the "Company Stock Plans") are held of record by the ESPP's administrator, Morgan Stanley Dean Witter ("MSDW"), and are voted by MSDW. Participants in the Company Stock Plans may instruct plan trustees and MSDW as to how to vote shares allocated to their accounts in any of the Company Stock Plans by voting by proxy using any of the 3 voting methods described below. The trustees of the ISP, the ESP and the Stock Unit Plan will vote shares as to which they have not received direction in accordance with the terms of the ISP, the ESP and the Stock Unit Plan. To the extent that MSDW does not receive voting directions from ESPP participants, it may vote such shares in its capacity as a broker.

Voting Methods

    Voting By Proxy Card.  Any shareholder, including any employee of The Hartford who owns Common Stock through the Company Stock Plans, may vote by proxy by using the proxy card accompanying this Proxy Statement. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

    Voting By Telephone Or Through The Internet.  If you are a registered shareholder (that is, if you own Common Stock in your own name and not through a broker, nominee or some other agency which holds Common Stock for your account in a "street name" capacity), or if you own Common Stock through 1 or more of the Company Stock Plans, you may vote by proxy by using either the telephone or Internet methods of voting (please see the proxy card accompanying this Proxy Statement for instructions on how to access the telephone and Internet voting systems).

    If your shares of Common Stock are held in "street name" for your account, your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

    Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly voting by proxy card, by telephone or through the Internet.

OTHER EVENTS

    On June 27, 2000, The Hartford acquired all of the outstanding shares of Class A Common Stock of Hartford Life, Inc. ("Hartford Life") which we did not already own. The acquisition was accomplished through an offer to all Hartford Life shareholders to tender their shares to The Hartford for cash consideration of $50.50 per share (the "Tender Offer"). Subsequent to the Tender Offer, a newly formed wholly owned subsidiary of The Hartford was merged into Hartford Life, which resulted in Hartford Life becoming an indirect wholly owned subsidiary of The Hartford (the "Hartford Life Merger"). Those Hartford Life shareholders who did not tender their shares in the Tender Offer also received $50.50 in cash in exchange for their shares in the Hartford Life Merger.

ITEM 1
ELECTION OF DIRECTORS

    Ten individuals will be nominated for election as directors at the Annual Meeting. The terms of office for all elected Directors will run until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

    There are currently 11 directors serving on the Board of Directors, 10 of whom have been nominated for reelection as directors at the Annual Meeting. Bette B. Anderson will retire from the Board of Directors effective on the date of the Annual Meeting and, therefore, will not seek reelection.

    Unless you direct otherwise on the proxy you complete, the shares of Common Stock represented by your valid proxy will be voted for the election of all director nominees. The Board of Directors has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve as a director, either the shares of Common Stock represented by valid proxies will be voted for the election of another individual recommended by the Board of Directors, or the Board of Directors will reduce the number of directors in order to eliminate the vacancy.

    Set forth below is certain information about each nominee for election as a director, including the year each nominee first became a director of the Company, the principal occupation and other directorships of each as of February 28, 2001 and a brief description of the business experience of each for at least the past 5 years.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR
ELECTION AS DIRECTORS.

Nominees for Directorships

RAND V. ARASKOG
(Director since 1985)
Mr. Araskog, 69, retired in 1998 as Chairman and Chief Executive Officer of the new ITT Corporation (formerly, ITT Destinations, Inc.), one of the 3 separate public companies spun off from ITT Corporation ("ITT") in 1995 (the "ITT Spin-Off"). Prior to the ITT Spin-Off, Mr. Araskog was Chief Executive Officer of ITT since 1979, Chairman since 1980 and President since March 1991. Mr. Araskog also is a director of ITT Industries, Inc., Dow Jones & Company, Inc., Rayonier, Inc., Shell Oil Company and ITT Educational Services, Inc.

RAMANI AYER
(Director since 1991)
Mr. Ayer, 53, is Chairman, President and Chief Executive Officer of the Company, positions he has held since February 1, 1997. Since April 1991, he has held the positions of Chairman and Chief Executive Officer of Hartford Fire Insurance Company, the Company's principal property and casualty insurance subsidiary ("Hartford Fire"). Mr. Ayer also is Chairman of Hartford Life, an indirect wholly-owned subsidiary of the Company which operates the Company's life insurance, annuity and related businesses. He previously was Executive Vice President of the Company from December 1995 to February 1997 and Executive Vice President of Hartford Fire from 1990 to April 1991. Mr. Ayer joined the Company in 1973 as a member of the operations research department. Mr. Ayer is immediate past Chairman of the American Insurance Association, is a member of the Financial Services Roundtable and The Business Roundtable, and serves on the Boards of the American Institute for CPCU/IIA, and the Insurance Information Institute. Mr. Ayer is a director and a member of the compensation committee of the Board of Directors of Hartford Hospital, a member of the Board of Trustees of Maharishi University of Management in Fairfield, Iowa, and a trustee of the Mark Twain House in Hartford, Connecticut.

DINA DUBLON
(Director since 1999)
Ms. Dublon, 47, is Executive Vice President and Chief Financial Officer of J.P. Morgan Chase & Co. (formerly, The Chase Manhattan Corporation ("Chase")), a position she has held since Chase merged with J.P. Morgan & Co. Incorporated in December 2000 and previously at Chase since December 1998. Prior to that, Ms. Dublon served for 17 years in positions of increasing responsibility at Chase and at Chemical Bank prior to its merger with Chase. The positions held by Ms. Dublon included positions in investor relations, planning, head of asset liability management, and senior vice president of corporate finance responsible for corporate mergers and acquisitions. In 1994, she was promoted to corporate treasurer.

DONALD R. FRAHM
(Director since 1985)
Mr. Frahm, 69, served as Chairman, President and Chief Executive Officer of the Company from April 1988 until his retirement on January 31, 1997. Mr. Frahm also is a director of Hartford Hospital and the University of Hartford, and a corporator of the Connecticut Children's Medical Center. In 2000, Mr. Frahm was elected a director of ClaimPlace, Inc., an entity in which the Company holds a majority interest.

PAUL G. KIRK, JR.
(Director since 1995)
Mr. Kirk, 63, became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to that firm. Mr. Kirk served as Treasurer of the Democratic Party of the United States from 1983 to 1985, and as Chairman from 1985 until his resignation from that position in 1989. He returned to Sullivan & Worcester in 1989 as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is Chairman and President and a director of Kirk & Associates, Inc., Co-chairman of the Commission on Presidential Debates, and Chairman of the Boards of Directors of the John F. Kennedy Library Foundation and the National Democratic Institute for International Affairs. He also is a director of Rayonier, Inc. and a trustee of St. Sebastian's School and Stonehill College. He previously was a director of Bradley Real Estate, Inc.

ROBERT W. SELANDER
(Director since 1998)
Mr. Selander, 50, has been President and Chief Executive Officer of MasterCard International since May 1997. From 1994 to May 1997, he was an Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over 20 years in positions of increasing responsibility at Citicorp/Citibank, N.A ("Citicorp"), including director of Global Retail Strategy and director of Citicorp's Diners Club International credit card business in the United States, Canada, United Kingdom, Germany and Benelux. Mr. Selander also is a director of Europay International and MasterCard International.

LOWNDES A. SMITH
(Director since 1991)
Mr. Smith, 61, has served as Vice Chairman of the Company since February 1, 1997. He assumed responsibility for the International Operations of The Hartford in December 1998. Mr. Smith also is President and Chief Executive Officer and a director of Hartford Life, positions he has held since February 1997. From December 1995 to February 1997, he was an Executive Vice President of the Company and President and Chief Operating Officer of The Hartford's various life insurance operations since 1989. Mr. Smith joined The Hartford in 1968 as a member of the corporate accounting department. Mr. Smith also is a director of the Connecticut Children's Medical Center and The American Council of Life Insurers, and a Director Emeritus of the Connecticut Business and Industry Association.

H. PATRICK SWYGERT
(Director since 1996)
Mr. Swygert, 57, is President of Howard University, Washington, D.C., a position he has held since August 1995. He was President of the University at Albany, State University of New York, from 1990 to August 1995. Mr. Swygert, who holds a law degree from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. Mr. Swygert is the immediate past Chairman of the Community-Business Partnership of the Greater Washington Board of Trade, and currently is a member of the Executive Committee of the Board of Directors of the Board of Trade. He is the past Chairman of the Washington, D.C. Area Consortium of Colleges and Universities. Mr. Swygert is also a member of the Boards of Directors of The Victory Funds and Fannie Mae.

GORDON I. ULMER
(Director since 1995)
Mr. Ulmer, 68, is former Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and a retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). Mr. Ulmer joined CBT in 1957 and held a number of executive positions with that organization before being appointed President and a director in 1980, and Chairman and Chief Executive Officer in 1985. He was named President of BNEC in 1988, and held that position until his retirement in December 1990. Mr. Ulmer also is a director of Rayonier, Inc. and the Old State House Association.

DAVID K. ZWIENER
(Director since 1997)
Mr. Zwiener, 46, has been Executive Vice President and Chief Financial Officer of the Company since August 1995. On April 20, 2000, he was named President and Chief Operating Officer of the Company's Worldwide Property and Casualty Division. Mr. Zwiener previously served as Executive Vice President and Chief Financial Officer of ITT Financial Corporation from March 1993 until February 1995. From November 1987 to March 1993, Mr. Zwiener held the positions of Senior Vice President and Treasurer and Executive Vice President—Capital Markets Division of Heller International Corporation. Mr. Zwiener also is a director of Sheridan Healthcare and the Connecticut Business and Industry Association, and a trustee of The Wadsworth Athenaeum.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board of Directors reviews significant developments affecting the Company and acts on matters requiring Board approval. During 2000, the Board of Directors held 12 meetings.

    There are 5 standing committees of the Board of Directors: the Audit Committee, the Compensation and Personnel Committee, the Finance Committee, the Legal and Public Affairs Committee, and the Nominating Committee. Each committee is comprised solely of directors who are not officers of, or otherwise employed by, The Hartford or any of its subsidiaries. Set forth below is a description of the duties of each committee and its members.

    The Audit Committee recommends the selection of the independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, considers the impact of professional services provided by the independent auditors upon such auditors' independence from the Company, and reviews the fees paid to the independent auditors, among other functions. The Audit Committee reviews and recommends approval of the audited financial statements of the Company and the annual report on Form 10-K that is filed with the Securities and Exchange Commission ("SEC"). It also reviews the expense accounts of senior executives of the Company. The current members of the Audit Committee are Ms. Dublon and Messrs. Frahm, Kirk and Selander (Chairman). In 2000, the Audit Committee held 7 meetings.

    The Compensation and Personnel Committee evaluates the performance of The Hartford's senior management and establishes executive compensation policies. Mrs. Anderson and Messrs. Swygert and Ulmer (Chairman) are the current members of the Compensation and Personnel Committee. The Compensation and Personnel Committee held 4 meetings in 2000.

    The Finance Committee is responsible for reviewing capital expenditures and appropriations and maximizing the effective use of the assets of the Company and its subsidiaries, including directing the investment allocation and risk management policies of the Company. The members of the Finance Committee currently are Messrs. Araskog (Chairman) and Ulmer and Ms. Dublon. In 2000, the Finance Committee held 4 meetings.

    The Legal and Public Affairs Committee reviews and considers major claims and litigation, and legal, regulatory and related governmental policy matters affecting the Company and its subsidiaries. The committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. It also reviews and defines the Company's social responsibilities, including issues of significance to the Company, its shareholders and employees. Currently, the members of the Legal and Public Affairs Committee are Mrs. Anderson and Messrs. Selander and Swygert (Chairman). The Legal and Public Affairs Committee held 2 meetings in 2000.

    The Nominating Committee makes recommendations concerning the organization, size and composition of the Board of Directors and its committees, proposes nominees for election to the Board of Directors and its committees and considers the qualifications, compensation and retirement of directors. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain requirements set forth in the Company's bylaws. The Nominating Committee's members are currently Messrs. Araskog, Frahm and Kirk (Chairman). During 2000, the Nominating Committee held 3 meetings.

    In 2000, each director attended at least 75% of all meetings of the Board of Directors and the committees of which he or she is a member.

Directors' Compensation

    Standard Fees.  Members of the Board of Directors who are employees of the Company or its subsidiaries are not compensated for service on the Board of Directors or any of its committees. The current compensation for non-employee directors consists of:

  •
  an annual retainer fee of $40,000, payable solely in restricted shares of Common Stock pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors described below,
  •
  an annual cash retainer of $30,000,
  •
  a $1,500 fee for each meeting of the Board of Directors attended,
  •
  a $1,200 fee for each committee meeting attended, and
  •
  an option to purchase Common Stock, granted under The Hartford 2000 Incentive Stock Plan ("Incentive Stock Plan") described below.

In addition, each committee chairperson receives an annual retainer of $7,500. Directors are reimbursed for travel and related expenses they incur in connection with their serving on the Board of Directors.

    Restricted Stock Plan for Non-Employee Directors.  Under The Hartford 1996 Restricted Stock Plan for Non-Employee Directors, non-employee directors receive grants of shares of restricted Common Stock as partial payment for their annual retainer fee. Grants of restricted stock under the plan are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock granted is determined by dividing the annual retainer for the year of the award by the fair market value of the Common Stock as reported on the New York Stock Exchange ("NYSE") as of the date of the award.

    Non-employee directors receiving shares of restricted Common Stock may not sell, assign or otherwise dispose of the restricted shares until the restriction period ends. The restriction period ends upon the earliest of: (i) 5 years after the grant date, (ii) the director's retirement at age 72, (iii) a "change of control" (as defined in the plan) of the Company, (iv) the director's death, (v) the director's disability, or (vi) the director's resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

    Stock Options.  Each non-employee director who is to be elected at, or who continues in office following, each annual meeting of shareholders is entitled to an annual option grant to purchase shares of the Common Stock with a value of $60,000. The option will be granted automatically on the date the Company makes its annual employee option awards, at an exercise price equal to the closing price per share of the Common Stock on the NYSE as of the date of grant. The non-employee director may exercise his or her option to purchase one-third of the total number of shares underlying the option as of the second anniversary of the date of grant, and may exercise his or her option to purchase the total number of shares granted on the third anniversary of the date of grant. The maximum term of each option is 10 years plus 2 days from the date of grant, and any unexercised option will terminate within a certain period of time after the director's termination of service on the Board of Directors, unless the termination occurs under certain circumstances specified in the Incentive Stock Plan.

    Insurance.  The Company provides each non-employee director with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while he or she serves on the Board of Directors. Non-employee directors may purchase additional benefits under these policies.

AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS

Audit Committee Charter

    The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of the Company. The committee operates pursuant to a charter, approved by the Board of Directors, which sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the committee to the independent auditors, the internal audit department, and management of the Company.

Membership

    The Audit Committee consists of 4 members, all of whom are "independent" directors under the NYSE listing standards. The members of the Audit Committee do not have any relationship to the Company that might interfere with the exercise of their independence from management and the Company. None of the Audit Committee members are current officers or employees of the Company or its affiliates.

Report of the Audit Committee

    The Audit Committee, in its oversight role over (i) the Company's financial accounting and reporting process, (ii) the Company's system of internal controls established by management and (iii) the internal and external audit processes, has met with Company management, the independent auditors and the general auditor of the Company. Discussions about the Company's audited financial statements for the year ended December 31, 2000 included the independent auditors' judgments about both the quality and the acceptability of the Company's accounting principles and underlying estimates used in those financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees ("SAS 61"), as amended by SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications ("SAS 90"), and by the Audit Committee charter.

    In conjunction with the specific activities performed by the Audit Committee in its oversight role, it has issued the following report as of February 21, 2001:

  (1)
  The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2000 with management of the Company.
  (2)
  The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 and SAS 90.
  (3)
  The Audit Committee has received from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees:
  (i)
  a written disclosure, indicating all relationships, if any, between the independent auditors and their related entities and the Company and its related entities which, in the auditors' professional judgment, reasonably may be thought to bear on the auditors' independence, and
  (ii)
  a letter from the independent auditors confirming that, in their professional judgment, they are independent of the Company; and the Audit Committee has discussed with the auditors the auditors' independence from the Company.

    Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the SEC.

The Audit Committee:

Robert W. Selander, Chairman
Dina Dublon
Donald R. Frahm
Paul G. Kirk, Jr.

Audit Fees

    The aggregate fees billed by the Company's independent auditors for professional services rendered for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q for the 2000 fiscal year were $3,745,000.

Financial Information Systems Design and Implementation Fees

    There were no information technology services provided to the Company by its independent auditors for the 2000 fiscal year.

    The aggregate fees billed for systems work provided to the Company by Accenture (formerly, Andersen Consulting) through August 31, 2000 were $1,513,529.

All Other Fees

    The aggregate fees billed for all other non-audit services, including fees for tax-related services, provided to the Company by its independent auditors for the 2000 fiscal year were $2,108,000.

    The Audit Committee considered whether the provision of information technology services and other non-audit services to the Company by its independent auditors is compatible with maintaining the independent auditors' independence.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
ON EXECUTIVE COMPENSATION

    This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Board of Directors and discusses the compensation of the Company's Chief Executive Officer and certain other executive officers for 2000. Following this report is a Summary Compensation Table that sets forth all compensation earned by, and awarded or paid to, Ramani Ayer, the Company's President and Chief Executive Officer, and the other Named Executives (as defined below) included in that table. Also following this report are tables that provide information on stock option grants and other long-term performance grants, and a performance graph that compares the cumulative total return on the Common Stock to the cumulative total returns of the Standard & Poor's 500 Index® and a peer insurance companies index.

The Committee's Role in Overseeing Executive Compensation Policy

    A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including the Company's senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

    The Committee recognizes the importance of aligning the interests of management and shareholders so as to maximize shareholder value. In carrying out its decision-making functions with regards to executive compensation, the Committee has established certain guiding principles, including:

  •
  Recognition of the central importance of creating shareholder value, to be reinforced by heavy reliance on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.
  •
  Adherence to a pay-for-performance philosophy which ensures that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are met.
  •
  Maximization of shareholder value by encouraging the acquisition and retention of Common Stock by Senior Executives, thereby strengthening the common interests of management and shareholders.
  •
  Establishment of Senior Executive compensation levels in relation to the pay rates that are offered at organizations with which the Company competes for senior management talent.
  •
  Maintenance of a total compensation perspective on Senior Executive pay when judging the appropriateness of rewards for Senior Executives.

Description of Executive Compensation Policies

    The Committee has set out guidelines for the compensation of Senior Executives that include:

  •
  base salary levels that are targeted somewhat below market rates,
  •
  a heavy emphasis on performance-based, variable compensation, which, when combined with base salary, provides above market total compensation for successful performance, and
  •
  a commitment to promote enhanced share ownership among Senior Executives.

The Committee believes that a compensation program that adheres to these guidelines will effectively catalyze Senior Executive activities in achieving the Company's goals and appropriately recognize the contributions of each Senior Executive.

    Consistent with the shareholder value orientation of its compensation guidelines, the Committee has authorized guidelines for ownership of Common Stock by Senior Executives that should serve to further align the interests of the Company's management and its investors. These ownership guidelines provide that by the later of 2001 or 5 years from the year of hire, each Senior Executive should attain an investment position in the Common Stock equal to 2 to 3 times his or her base salary. The level of investment depends on the position of the Senior Executive.

    It is the Company's policy to target Senior Executive compensation levels in relation to compensation rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance and financial services companies, although general industry practices are also considered when reviewing compensation for certain Senior Executives whose functional responsibilities are not exclusively insurance or financial services related. For line of business Senior Executives, compensation is in line with practices that are common at other leading insurance carriers, as well as at other financial institutions that offer competing insurance and financial products.

2000 Compensation

    The principal elements of the Senior Executive compensation program adopted by the Company and in effect for 2000 are:

  •
  a base salary tied to individual value added;
  •
  an annual incentive opportunity dependent on operating results and promoting Senior Executive share ownership; and
  •
  stock options and long-term compensation tied to earnings growth and stock price appreciation.

Each of these elements is discussed below.

  2000 Base Salary

    Base salaries for Senior Executives are generally set at levels that represent 90% of the median salaries paid to individuals holding similar positions in organizations with which the Company competes for senior executive talent. A Senior Executive's total compensation, comprised of base and variable pay, can achieve 120% of the market norm when that Senior Executive's performance goals are fully met. In assessing a Senior Executive's salary level each year, the Committee's principal consideration is the on-the-job performance of that Senior Executive, including his or her demonstrated contributions to achievement of the Company's goals. In considering salary actions, the Committee also reviews internal compensation equity and the Senior Executive's level of responsibility, experience and expertise.

    The Committee approved salary increases of $50,000, $50,000, $200,000, $30,000 and $10,000 for Messrs. Ayer, Smith, Marra, Zwiener and Wilder, respectively, effective February 1, 2000. These increases reflected competing pay practices at peer corporations. In addition, Messrs. Ayer, Smith, Marra and Zwiener have employment agreements with the Company that provide for minimum base salaries, as described below under the heading "Employment Agreements and Severance Plan." Mr. Wilder has an agreement with the Company that provides for certain benefits upon a change in control of the Company, including a minimum base salary, as described below under the heading "Employment Agreements and Severance Plan."

  2000 Variable Compensation

    Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about 25% of variable compensation, while long-term incentives are designed to deliver the remaining 75%. All variable compensation programs also facilitate Senior Executives' acquisition and retention of Common Stock, thereby promoting a coordination of interest between the Company's management and shareholders.

  Annual Incentives

    Each year, the Committee reviews management's suggestions for performance goals which, if achieved, will enhance the Company's value. The Committee also reviews and approves, with respect to each Senior Executive, annual incentive payment levels payable in the event performance goals are fully realized. Actual annual incentive payments to Senior Executives vary, depending on performance relative to such goals. Better performance generates larger awards; lesser results yield smaller awards.

    Ordinarily, corporate or staff Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business, and/or individual performance. On occasion and where appropriate, the Committee may approve management's recommendation for customized annual incentive arrangements aimed at addressing competitive market requirements or specific business needs.

    The amounts of annual incentive awards are based on actual financial performance during the year compared to annual performance goals established by the Committee at the beginning of the year. For 2000, the factors for determining achievement of performance goals for Messrs. Ayer, Zwiener and Wilder were core earnings and return on equity, compared to budget. The performance goals for Mr. Smith were Hartford Life operating income and Hartford Life return on equity. The performance goals for Mr. Marra included Hartford Life operating income, division operating income, division return on equity and sales compared to budget.

    For 2000, based on these goals, the Committee awarded annual incentives of $1,752,000, $1,840,500, $1,400,800, $919,800, and $189,800 to Messrs. Ayer, Smith, Marra, Zwiener and Wilder, respectively.

    Consistent with the Company's interest in promoting a strong alignment between management and shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Common Stock ("Stock Units"). Under The Hartford 1996 Deferred Restricted Stock Unit Plan, receipt of actual shares of Common Stock in exchange for Stock Units is deferred during a 3-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional stock units equal to 10% of the amount converted ("Premium Stock Units"), and actual shares relating to these Premium Stock Units also will be deferred as to receipt and restricted for a period of 3 years.

  2000 Long-Term Incentives: Stock Options

    Prior to May 18, 2000, executives and key employees of the Company were eligible for grants of stock options under the terms of The Hartford 1995 Incentive Stock Plan (the "1995 Stock Plan"). On May 18, 2000, the Company's shareholders approved the Incentive Stock Plan, which supersedes and replaces the 1995 Stock Plan. The terms of the Incentive Stock Plan apply to the holders of outstanding options previously granted under the 1995 Stock Plan.

    Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in the creation of shareholder value as reflected in growth in the price of the Common Stock. The option exercise price equals 100% of the fair market value of the Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum 10 year plus 2 day term.

    The Committee believes that the practice of annually granting stock options reinforces the Company's policy of encouraging Common Stock ownership by executives. By becoming shareholders of the Company, executives are able to share both the perspective of and the reward experienced by non-employee owners of the Company. This alignment of interests supports the building of shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives in conjunction with value creation for shareholders.

    On February 16, 2000, options to purchase an aggregate of 742,427 shares of Common Stock were granted under the Incentive Stock Plan to Messrs. Ayer, Smith, Zwiener and Wilder at an exercise price of $34.00 per share (the closing price of a share of the Common Stock on the NYSE on February 16, 2000). The option granted to Mr. Smith represented 40% of the target award value determined appropriate by the Committee.

    To further align the interests of Senior Executives and shareholders, the options granted on February 16, 2000, as described above, to Messrs. Ayer, Smith and Zwiener (as well as the options granted on February 16, 2000 to a limited number of other executives, other than the Named Executives) included a performance-based provision that would allow the options to become exercisable upon the earlier to occur of (i) the closing price of the underlying stock on the NYSE equaling or exceeding 125% of the option exercise price for a period of at least 10 consecutive trading days, and (ii) 7 years from the date of option grant. All other options to purchase Common Stock, including those granted to Mr. Wilder and to other executives, become exercisable at the cumulative rate of one-third per year for the first 3 years from the date of grant.

    Also on February 16, 2000, the Compensation and Personnel Committee of Hartford Life (the "Hartford Life Committee") granted options to purchase an aggregate of 423,654 shares of Class A Common Stock of Hartford Life to Messrs. Smith and Marra under the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Hartford Life Incentive Stock Plan") at an exercise price of $36.25 per share (the closing price of a share of Hartford Life Class A Common Stock on the NYSE on that day). The option granted to Mr. Smith represented the remaining 60% of the target award value determined appropriate for him by the Hartford Life Committee.

    To further align the interests of Senior Executives and shareholders, the options granted to Messrs. Smith and Marra, as described above, include a performance-based provision whereby the options become exercisable (i) when the closing price of the underlying stock on the NYSE equals or exceeds 125% of the option exercise price for a period of at least 10 consecutive trading days, or (ii) on February 16, 2007 (the seventh anniversary of the option grant date), whichever occurs first.

    All other options to purchase Hartford Life Class A Common Stock granted to other Hartford Life executives become exercisable annually in increments of one-third of the number of shares granted under the option, beginning on the first anniversary of the grant date.

    As a result of the Hartford Life Merger, the Hartford Life options granted to Messrs. Smith and Marra, as described above, were converted into options to purchase an aggregate of 390,734 shares of Common Stock at an exercise price of $39.30. The number of shares of Common Stock subject to the options resulting from the conversion of Hartford Life Class A Common Stock was determined by multiplying the number of Hartford Life options to be converted by the tender offer price of $50.50 per share approved for the Hartford Life Merger, then dividing the resulting amount by an average closing price of a share of the Common Stock on the NYSE for a period immediately preceding the public announcement of the tender offer price. The exercise price for the options resulting from the conversion was determined by multiplying the exercise price for the Hartford Life options by an average NYSE closing price of a share of the Common Stock for a period immediately preceding the public announcement of the tender offer price, and dividing that average NYSE closing price by the tender offer price of $50.50 per share.

    In addition, on July 19, 2000, the Committee approved a special performance-based award of stock options and cash ("2000 Special Stock Option Grant") to certain key executives of Hartford Life. The 2000 Special Stock Option Grant was aimed at retaining Hartford Life key executives and motivating them to achieve exceptional earnings growth for Hartford Life by December 31, 2003. Awards are payable in stock options (75%) and cash (25%), and are not fully vested and exercisable until March 1, 2004. Vesting of the options is cumulative from year to year. On December 31, 2000 and annually on that same date through 2003, 25% of the total number of options granted will vest, provided that Hartford Life achieves its earnings target for that year and the key executive continues to be employed by Hartford Life. Under the terms of the 2000 Special Stock Option Grant, Mr. Smith and Mr. Marra were each awarded an option to purchase 62,000 shares of Common Stock. The exercise price for these options is $56.375 per share, the closing price of a share of Common Stock on the NYSE on July 19, 2000.

    On March 1, 2001, special performance and vesting requirements were satisfied for certain options to purchase the Common Stock granted on December 17, 1997 to Messrs. Ayer, Smith, Marra and Zwiener in order to motivate their achievement of aggressive long-term goals. The number of stock options granted to Messrs. Ayer, Smith, Marra and Zwiener was 260,000, 200,000, 75,000 and 200,000, respectively. As part of this program, Messrs. Ayer, Smith and Zwiener were also granted 80,000, 20,000 and 20,000 shares, respectively, of Restricted Stock. The stock options were granted with an exercise price of $44.47, which was the NYSE closing price of a share of the Common Stock on the date of the grants, and carry a 10-year term. The special performance and vesting requirements attached to both the stock options and the Restricted Stock were as follows: In order for 50% of each grant to vest, the closing price of the Common Stock, as reported on the NYSE, had to meet or exceed $61.50 per share for 10 consecutive trading days by March 1, 2001. An additional 25% and the remaining 25% of each grant was to vest only if the Common Stock closed at or above $63.00 and $65.00 per share, respectively, for 10 consecutive trading days by March 1, 2001. If these price requirements were not met by March 1, 2001, the stock options and Restricted Stock (or applicable portion thereof) would be forfeited. As a result of the performance of the Common Stock, the price requirement for the first 50% of each of the above stock options and Restricted Stock grants was satisfied on May 20, 1999, and the price requirements for the additional 25% and the remaining 25% were satisfied on May 21, 1999 and September 13, 2000, respectively. As a consequence, all of the above stock option and Restricted Stock grants became fully vested on March 1, 2001.

    Further information regarding option grants for the named Senior Executives during 2000 is included in the option tables following this report.

  Restricted Stock Grants Under Incentive Stock Plan

    In order to provide additional long-term incentives to Messrs. Zwiener and Marra, the Committee awarded each of them 16,700 shares of Restricted Stock on July 19, 2000 under the Incentive Stock Plan. One-third of the total number of shares granted (5,567 shares) to each individual may not be sold or otherwise transferred until July 19, 2003 and the remaining two-thirds of the total number of shares granted (11,133 shares) may not be sold or otherwise transferred until July 19, 2005.

  Long-Term Incentives Payable in 2001: 1998 Long-Term Performance Plan

    Prior to 1999, Senior Executives and other executives received the opportunity under the Company's former Long-Term Performance Plan to earn shares of Common Stock contingent on the Company achieving certain performance objectives over a 3-year period. Under the terms of these contingent awards, there were 2 equally weighted performance objectives measured over the 3-year period beginning with the year the award was made: (i) core earnings per share and (ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer group would result in the awarding of a target number of shares. Better performance (up to a maximum of 150% of each of the performance measures) would yield a larger payout, up to a maximum combined payout of 200%; poorer performance (to a minimum of 75% of each of the performance measures) would result in proportionally smaller payments. If the minimum threshold was not achieved, no shares would ultimately be awarded.

    Effective for plan years beginning in 1999, the Long-Term Performance Plan was discontinued and all annual long-term incentives for Senior Executives and other executives were granted in the form of stock options. It is expected that long-term incentives in the future, if any, will be granted in the form of stock options. The final payout under the Long-Term Performance Plan results from The Hartford 1998 Long-Term Performance Plan (the "1998 Long-Term Plan") adopted by the Committee, and the Hartford Life 1998 Long-Term Performance Plan (the "Hartford Life 1998 Long-Term Plan") adopted by the Hartford Life Committee. Each of these plans is described below.

    On January 29, 2001, the Committee approved payouts under the 1998 Long-Term Performance Plan based on Company performance over the 1998 through 2000 period. The combined payout factor for core earnings per share and total shareholder return was 1.466%. Based on this result, the Committee approved the distribution of 38,878, 13,517, 15,188 and 4,222 shares to Messrs. Ayer, Smith, Zwiener and Wilder, respectively.

    Also on January 29, 2001, the Committee approved payouts under the Hartford Life 1998 Long-Term Plan based on Hartford Life performance over the 1998 through 2000 period. The combined payout factor for Hartford Life core earnings per share and Hartford Life total shareholder return was 1.694%. Based on this result, the Committee approved the distribution of 22,982 and 19,139 shares to Messrs. Smith and Marra, respectively.

    All of the performance shares described above were payable 50% in Common Stock and 50% in cash. Senior Executives were permitted to defer receipt of all or a portion of this payout under The Hartford 1996 Deferred Restricted Stock Unit Plan described above.

Compliance with Section 162(m)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers, unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m) but reserves the right, in appropriate circumstances, to pay amounts which are not deductible.

Summary

    The Committee is responsible for reviewing, monitoring and approving all compensation decisions affecting Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

The Compensation and Personnel Committee:

Gordon I. Ulmer, Chairman
Bette B. Anderson
H. Patrick Swygert

COMPENSATION OF EXECUTIVE OFFICERS

    The following table provides information for 2000 regarding the cash and other compensation of (i) the Company's Chief Executive Officer and (ii) the 4 other most highly compensated executive officers of the Company (together with the Chief Executive Officer, the "Named Executives"):

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Awards
Payouts
						Securities Underlying Options(#)				All Other Compensation ($)(14)(15)
Name and Principal Position	Year	Salary($)	Bonus ($)	Restricted Stock Awards($)				LTIP Payouts ($)
Ramani Ayer Chairman, President and Chief Executive Officer	2000 1999 1998	995,833 941,667 837,500	1,752,000 834,750 943,500	25,042 28,305 15,405	(2) (3) (4)	408,497 165,675 226,161		2,638,844 1,392,337 1,423,369	(9) (10) (11)	40,283 37,005 34,785
Lowndes A. Smith Vice Chairman	2000 1999 1998	895,833 837,500 691,667	1,840,500 1,385,000 946,750	— 47,338 —	(5)	192,719 173,660 35,822 42,329 88,574 119,849	(8) (8) (8)	917,466 1,559,903 534,939 960,755 1,423,369	(9) (12) (10) (13) (11)	36,431 32,390 27,285
Thomas M. Marra Executive Vice President	2000 1999 1998	783,333 591,667 489,583	1,400,800 1,121,675 787,900	941,462 11,819 25,725	(6) (5) (7)	62,000 217,074 68,196 106,701	(8) (8) (8)	1,299,060 423,557 614,274	(12) (13) (11)	38,309 25,274 22,108
David K. Zwiener Executive Vice President and Chief Financial Officer	2000 1999 1998	627,500 591,667 493,750	919,800 437,250 444,000	941,462 21,862 22,200 14,120	(6) (2) (3) (4)	177,696 59,703 105,848		1,030,885 603,385 1,052,422	(9) (10) (11)	23,672 23,216 19,219
Michael S. Wilder(1) Group Senior Vice President and General Counsel	2000 1999 1998	269,167 259,167 249,583	189,800 87,450 99,900	2,623 999 1,644	(2) (3) (4)	25,515 7,791 22,312		276,805 214,039 435,109	(9) (10) (11)	13,998 12,148 11,812

(1)
Mr. Wilder retired from the Company effective on January 1, 2001.
(2)
Pursuant to The Hartford 1996 Deferred Restricted Stock Unit Plan ("Stock Unit Plan"), certain executives of the Company elected to forego a certain percentage of 1999 bonus payments made in 2000 in exchange for the right to receive shares of Common Stock ("Stock Units"). The number of Stock Units granted to an executive is equal to the amount of the bonus forgone divided by the NYSE closing price of the Common Stock on the date of grant of the Stock Units. As an incentive for foregoing a percentage of bonus, Senior Executives who elect to receive Stock Units under the Stock Unit Plan are granted additional Stock Units equal to 10% of the percentage of bonus converted to Stock Units ("Premium Stock Units"). Shares of Common Stock underlying Stock Units and Premium Stock Units may not be received until 3 years from the date of grant but are fully vested, except that shares of Common Stock underlying Premium Stock Units may be forfeited if employment with the Company is terminated under certain circumstances before 3 years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Stock Units and Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Common Stock held by all shareholders. The amounts identified represent the value of the Premium Stock Units awarded on March 15, 2000. On that date, the closing price of the Common Stock on the NYSE was $33.375 per share. On December 29, 2000, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer, Zwiener and Wilder were $53,384, $46,605 and $5,593 respectively, based on the closing price of the Common Stock of $70.625 per share on that date.

(3)
The amounts identified represent the value of the Premium Stock Units awarded on March 15, 1999 pursuant to the Stock Unit Plan described in Note (2) with respect to 1998 bonus payments made in 1999. On March 15, 1999, the NYSE closing price of the Common Stock was $56.8125 per share. On December 29, 2000, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer, Zwiener and Wilder were $36,153, $28,355, and $1,276, respectively, based on the NYSE closing price of the Common Stock of $70.625 per share on that date.
(4)
The amounts identified represent the value of the Premium Stock Units awarded on March 13, 1998 under the Stock Unit Plan described in Note (2) with respect to a certain percentage of 1997 bonus payments that were ultimately awarded in 1998. On March 13, 1998, the NYSE closing price of the Common Stock was $51.4375 per share. On December 29, 2000, the values of such Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Ayer, Zwiener and Wilder were $22,082, $20,240, and $2,357 respectively, based on the NYSE closing price of the Common Stock of $70.625 per share on that date.
(5)
Pursuant to the 1997 Hartford Life Deferred Restricted Stock Unit Plan (the "Hartford Life Stock Unit Plan"), Messrs. Smith and Marra each elected to forego a certain percentage of his 1998 bonus payment that was ultimately awarded in 1999 in exchange for the right to receive units ("Class A Stock Units") representing shares of Hartford Life Class A Common Stock ("Class A Stock"). The number of Class A Stock Units granted to an executive is equal to the amount of bonus forgone divided by the closing price of the Class A Stock on the NYSE on the date of grant of the Class A Stock Units. As an incentive for foregoing the percentage of bonus, participating executives are granted additional Class A Stock Units equal to 10% of the Class A Stock Units ("Class A Premium Stock Units"). Shares of Class A Stock underlying Class A Stock Units and Class A Premium Stock Units may not be received until 3 years from the date of grant but are fully vested, except that shares of Class A Stock underlying Class A Premium Stock Units may be forfeited if employment with Hartford Life is terminated under certain circumstances before 3 years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Class A Stock Units and Class A Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Class A Stock held by all shareholders of Hartford Life. The amounts identified in this column represent the value of the Class A Premium Stock Units awarded on March 15, 1999 when the closing price of the Hartford Life Class A Common Stock on the NYSE was $52.625 per share. On June 27, 2000, as a result of the Hartford Life Merger, all Class A Stock Units, including all Class A Premium Stock Units, under the Hartford Life Stock Unit Plan, were converted into Stock Units and Premium Stock Units under the Stock Unit Plan. Accordingly, the Class A Premium Stock Units for Mr. Smith and Mr. Marra were converted into Premium Stock Units representing 837.8551 shares and 209.1828 shares of Common Stock, respectively. On December 29, 2000, the value of such Stock Units and Premium Stock Units (including those acquired by dividend reinvestment) for Mr. Smith and Mr. Marra was $59,359 and $14,820, respectively, based on the NYSE closing price of the Common Stock of $70.625 per share on that date.
(6)
Represents the market value of 16,700 shares of Restricted Stock granted to each of Mr. Marra and Mr. Zwiener on July 19, 2000, based on the NYSE closing price of the Common Stock of $56.375 per share on that date. One-third of the total number of shares granted (5,567 shares) will vest on July 19, 2003 and the remaining two-thirds (11,133 shares) will vest on July 19, 2005. The market value of these shares of Restricted Stock for each of Mr. Marra and Mr. Zwiener was $1,179,437 on December 29, 2000, based on the NYSE closing price of the Common Stock of $70.625 per share on that date. Dividends with respect to the Restricted Stock are paid in the same amount and to the same extent as dividends paid to shareholders of the Common Stock.
(7)
Represents the value of the Class A Premium Stock Units (as described in Note (5), above) awarded on March 13, 1998 with respect to the 1997 bonus payment made to Mr. Marra in 1998. On March 13, 1998, the NYSE closing price of a share of Hartford Life Class A Common Stock was $47.50. On June 27, 2000, as a result of the Hartford Life Merger, these Class A Premium Stock Units were converted into 508.0304 Premium Stock Units under the Stock Unit Plan described in Note (2). The value of these Premium Stock Units (including those acquired by dividend reinvestment) was $35,992 on December 29, 2000, based on the NYSE closing price of the Common Stock of $70.625 per share on that date.

(8)
Represents the number of shares of Common Stock underlying options granted to Messrs. Smith and Marra under the Incentive Stock Plan after conversion of option grants of Hartford Life Class A Common Stock in the Hartford Life Merger. The Hartford Life option grants were originally made pursuant to the 1997 Hartford Life Incentive Stock Plan. Underlying shares of Hartford Life Class A Common Stock pursuant to 1 or more grants made in 2000, 1999 and 1998 were as follows:

	Year in Which Original Hartford Life Option Grant(s) Was Made	No. of Shares of Hartford Life Class A Common Stock Underlying Original Hartford Life Option Grant
Lowndes A. Smith	2000	188,291
	1999	45,895
	1998	129,947
Thomas M. Marra	2000	235,363
	1999	73,942
	1998	115,690
(9)
In 1998, each of these Named Executives was granted a certain number of performance shares relating to the Common Stock. These grants were contingent upon the Company achieving 2 general performance objectives over a 3-year period ending on December 31, 2000. The amounts shown represent the value of payouts made by the Company on January 29, 2001 with respect to the grants of performance shares made in 1998.
(10)
In 1997, each of these Named Executives was granted a certain number of performance shares relating to the Common Stock. The grants were contingent upon the Company achieving 2 general performance objectives over a 3-year period ending on December 31, 1999. This amount represents the value of payouts made by the Company on January 27, 2000 in respect of performance shares awarded to the Named Executive in 1997.
(11)
In 1996, each of the Named Executives was granted a certain number of performance shares relating to the Common Stock. The grants were contingent upon the Company achieving 2 general performance objectives over a 3-year period ending on December 31, 1998. This amount represents the value of payouts made by the Company on February 15, 1999 in respect of performance shares awarded to the Named Executive in 1996.
(12)
In 1998, Messrs. Smith and Marra were granted a certain number of performance shares relating to Hartford Life Class A Common Stock. The grants were contingent upon Hartford Life achieving 2 general performance objectives over a 3-year period ending on December 31, 2000. On June 27, 2000, as a result of the Hartford Life Merger, these performance shares were converted into performance shares relating to the Common Stock. These amounts represent the value of the payout made by the Company on January 29, 2001 in respect of the converted performance shares.
(13)
In 1997, Messrs. Smith and Marra were granted a certain number of performance shares relating to Hartford Life Class A Common Stock. The grants were contingent upon Hartford Life achieving 2 general performance objectives over a 3-year period ending on December 31, 1999. This amount represents the value of the payout made by Hartford Life on January 27, 2000 in respect of performance shares awarded to the Named Executive in 1997.
(14)
Unless otherwise noted, amounts shown in this column represent Company contributions under The Hartford Investment and Savings Plan and The Hartford Excess Savings Plan, which are defined contribution plans. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed 3% of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent (.005%) of an employee's salary. Company contributions under these plans for 2000 were $34,971, $31,354, $27,417, $21,962 and $9,421 for Messrs. Ayer, Smith, Marra, Zwiener and Wilder, respectively. The Company's flexible benefit programs allow for the sale back to the Company of up to 1 week of vacation time capped at a 2000 limit of $3,077. An amount of $3,077 is included in this column for Messrs. Smith, Marra and Wilder. For federal tax purposes, income will be imputed to an employee who purchases more than $50,000 of life insurance coverage to the extent that the value of the coverage is greater than the premium paid; for 2000, $2,662, $1,140 and $1,710 of income was imputed to Messrs. Ayer, Marra and Zwiener, respectively, and such amounts are included in this column.

(15)
The Company pays for financial and tax planning benefits for certain Senior Executives. For 2000, $2,650, $2,000, $6,675 and $1,500 of income attributable to these benefits were paid on behalf of Messrs. Ayer, Smith, Marra and Wilder, respectively.

Stock Options

    Under the Incentive Stock Plan, the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, with or without stock appreciation rights, shares of restricted Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 2000.

Option Grants In Fiscal Year 2000

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(6)
	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)		% of Total Options Granted to Employees in 2000(4)
				Exercise Price ($/Share)(5)	Expiration Date
Name						5%	10%
Ramani Ayer	408,497		5.74	34.00	02/18/10	8,733,666	22,136,452
Lowndes A. Smith	130,719 173,660 62,000	(2) (3)	1.84 2.44 0.87	34.00 39.30 56.375	02/18/10 02/18/10 07/21/10	2,794,772 2,792,453 2,198,210	7,083,663 8,490,237 5,570,390
Thomas M. Marra	217,074 62,000	(2) (3)	3.05 0.87	39.30 56.375	02/18/10 07/21/10	3,490,550 2,198,210	10,612,748 5,570,390
David K. Zwiener	177,696		2.50	34.00	02/18/10	3,799,140	9,629,346
Michael S. Wilder	25,515		0.36	34.00	02/18/10	545,511	1,382,658

(1)
The options granted to Messrs. Ayer, Smith, Marra and Zwiener become exercisable upon the earlier of: (i) 7 years from the date of grant, and (ii) the closing price of the Common Stock on the NYSE is 125% or more of the option grant price for at least 10 consecutive trading days. Mr. Wilder's options are exercisable in 3 equal annual installments commencing on the first anniversary of the date of the grant.
(2)
Represents an option to acquire shares of Common Stock received in the Hartford Life Merger in exchange for an option to acquire 188,291 and 235,363 shares of Hartford Life Class A Common Stock, at an exercise price of $36.25 per share, granted to Messrs. Smith, and Marra, respectively, by Hartford Life pursuant to the 1997 Hartford Life Incentive Stock Plan. The options granted to Messrs. Smith and Marra become exercisable upon the earlier of (i) 7 years from the date of grant, or (ii) the closing price of the Hartford Life Class A Common Stock on the NYSE is 125% or more of the option grant price for at least 10 consecutive trading days. The options were fully vested as of April 13, 2000.
(3)
The options granted to Messrs. Smith and Marra are cumulative from year to year and vest as follows, provided that the following conditions are met: 25% will vest on December 31, 2000,

  provided that Hartford Life achieves its earnings target for 2000; 25% will vest on December 31, 2001, provided that Hartford Life achieves its earnings target for 2001; 25% will vest on December 31, 2002, provided that Hartford Life achieves its earnings target for 2002; and the remaining 25% will vest on December 31, 2003, provided that Hartford Life achieves its earnings target for 2003. No portion of the grants realized as the result of Hartford Life achieving its earnings goals may be exercised until March 1, 2004.

(4)
Percentages are based on options to purchase a total of 7,119,687 shares of Common Stock granted to 3,764 employees of the Company and its subsidiaries during 2000.
(5)
All options were granted at exercise prices that were 100% of the fair market value of one share of Common Stock on the date of grant.
(6)
At the end of the term of the options granted on February 16, 2000, the projected price of a share of Common Stock would be $55.38 and $88.19 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the options granted on July 19, 2000, the projected price of a share of Common Stock would be $91.83 and $146.22 at assumed annual appreciation rates of 5% and 10%, respectively.

2000 Option Exercises and 2000 Year-End Option Values

    The following table provides information on stock options that were exercised and the value of unexercised stock options held at December 31, 2000 by the Named Executives:

		Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
	Number of Shares Acquired Upon Exercise		Number of Securities Underlying Unexercised Options at Fiscal Year End		$ Value of Unexercised In the Money Options Held at Fiscal Year End(2)
		$ Value Realized(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Ramani Ayer	50,000	2,440,500	1,157,777	260,000	39,937,012	6,800,300
Lowndes A. Smith	190,000	8,412,561	694,364	304,329	21,742,280	6,602,692
Thomas M. Marra	97,944	4,706,723	350,697	205,196	10,442,501	3,631,648
David K. Zwiener	160,000	5,891,151	264,887	200,000	7,430,036	5,231,000
Michael S. Wilder	33,334	1,810,059	71,533	38,147	2,799,221	1,220,289

(1)
Value realized upon the exercise of an option represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.

(2)
Values of "in-the-money" options are calculated by subtracting the exercise price per share of Common Stock granted under the option from the NYSE consolidated trading closing price of $70.625 for one share of Common Stock on December 31, 2000.

Retirement Program

    The Hartford Fire Retirement Plan (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of the Company and its subsidiaries, including the Senior Executives and other executives. Under the terms of the Retirement Plan, an employee's annual pension will equal 2% of his or her average final compensation for each of the first 30 years of benefit service, reduced by 1.67% of the employee's primary Social Security benefit for each year of benefit service to a maximum of 30 years; provided that no more than 50% of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the Retirement Plan as the total of an employee's (i) average annual base salary for the 5 calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (ii) average annual compensation not including base salary for the 5 calendar years of the employee's last 120 consecutive calendar months of eligibility service affording the highest such average. The Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age 60 following completion of 15 years of eligibility service. An employee will be vested in benefits accrued under the Retirement Plan upon completion of 5 years of eligibility service.

    Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Company has a non-qualified unfunded retirement plan (the "Hartford Excess Retirement Plan") for payment of those benefits at retirement that cannot be paid from the qualified Retirement Plan. The practical effect of the Hartford Excess Retirement Plan is to continue calculation of retirement benefits to all employees on a uniform basis. The Company also maintains an excess plan trust under which excess benefits under the Hartford Excess Retirement Plan are funded. Participants in the Hartford Excess Retirement Plan may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" retirement benefit accrued to any such participant will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Retirement Plan).

    Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan and the Hartford Excess Retirement Plan at retirement at age 65 that are paid for by the Company.

Pension Plan Table

	Years of Service
Average Final Compensation
	5	10	15	20	25	30
$400,000	$40,000	$80,000	$120,000	$160,000	$200,000	$240,000
500,000	50,000	100,000	150,000	200,000	250,000	300,000
750,000	75,000	150,000	225,000	300,000	375,000	450,000
1,000,000	100,000	200,000	300,000	400,000	500,000	600,000
1,500,000	150,000	300,000	450,000	600,000	750,000	900,000
2,000,000	200,000	400,000	600,000	800,000	1,000,000	1,200,000
2,500,000	250,000	500,000	750,000	1,000,000	1,250,000	1,500,000
3,000,000	300,000	600,000	900,000	1,200,000	1,500,000	1,800,000

    The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the Retirement Plan and the Hartford Excess Retirement Plan. The years of service with the Company of each of the Named Executives for eligibility and benefit purposes as of December 31, 2000 were as follows: Ramani Ayer, 27.50 years; Lowndes A. Smith, 32.75 years; Thomas M. Marra, 20.58 years; David K. Zwiener, 7.75 years; and Michael S. Wilder, 33.42 years. Only a maximum of 30 years of service may be considered when determining benefits under the Retirement Plan.

Employment Agreements and Severance Plan

    Ramani Ayer, Lowndes A. Smith, Thomas M. Marra and David K. Zwiener have employment agreements (the "Employment Agreements") with the Company pursuant to which Mr. Ayer is employed as Chairman, President and Chief Executive Officer, Mr. Smith is employed as Vice Chairman of the Company and President and Chief Executive Officer of Hartford Life, Mr. Marra is employed as Executive Vice President of the Company and Chief Operating Officer of Hartford Life, and Mr. Zwiener is employed as Executive Vice President and Chief Financial Officer. The effective date of the Employment Agreements for Messrs. Ayer, Smith and Zwiener is July 1, 1997 and the effective date of the Employment Agreement for Mr. Marra is July 1, 2000. Each Employment Agreement continues for 3 years after its effective date, unless terminated earlier in accordance with the Employment Agreement. However, when the original 3-year term of the Employment Agreements or any renewal term ends, the Employment Agreements are automatically extended for successive 1-year periods unless either party gives the other its written notice of its intention not to renew the Agreement at least 15 months prior to any renewal date. In addition, upon the occurrence of a "change of control" (as defined in the Employment Agreements) of the Company, the terms of the Employment Agreements are automatically extended for 3 years after the change of control occurs.

    The Employment Agreements provide, among other things, for annual base salaries for Messrs. Ayer, Smith, Marra and Zwiener, as determined from time to time by the Board of Directors, and their participation in the Company's benefit plans and awards under executive incentive bonus and other programs. The current annual base salaries for Messrs. Ayer, Smith, Marra and Zwiener are $1,000,000, $900,000, $800,000 and $630,000, respectively. In addition, each executive is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreements). If a termination without cause occurs, the terminated executive is entitled to a severance payment equal to 2 times (a) his base salary, and (b) a target bonus amount, each for the year in which the termination occurs, and the vesting of stock options and restricted stock awards. In addition, if a change of control of the Company occurs and the executive's employment is terminated for certain reasons within certain time periods (generally, within 3 years after a change of control), then the executive is entitled to receive certain payments and benefits. Specifically, if after a change of control, the executive's employment is terminated without cause, or the executive voluntarily terminates his employment for any reason within 6 months following a change of control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreements) within the remaining 2 years and 6 months following a change of control, then the executive is generally entitled to receive (i) a severance payment equal to 3 times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. While the executive is employed, and for 1 year after any voluntary termination of employment (other than after a change of control), the executive is subject to a non-competition agreement in favor of the Company.

    The Company has an amended and restated Senior Executive Severance Pay Plan that became effective on October 15, 1998 (the "Severance Plan") and covers executive employees at certain levels, including Mr. Wilder. The Severance Plan provides generally for the payment of amounts to such executives upon termination of their employment, unless such termination is initiated by the executive, is due to certain misconduct or disciplinary action, is in connection with certain other specified circumstances, or results from the executive's retirement, death or disability. The Severance Plan provides for payments of amounts up to a maximum of 2 years of the qualifying executive's salary depending primarily on such executive's Years of Service (as defined in the Severance Plan). While receiving periodic payments pursuant to the Severance Plan, the executive is generally eligible to continue participating in certain of the Company's employee benefit plans, subject, however, to the specific provisions in the benefit plans.

    In addition to being covered by the Severance Plan, Mr. Wilder has an agreement with the Company that entitles him to certain benefits upon a change of control of the Company (as defined in such agreement). The agreement, dated July 1, 1997, provides, among other things, that the Company would employ Mr. Wilder for 3 years (the "Employment Period") after a change of control of the Company occurs, if he was employed on the date the change of control occurs. During the Employment Period, Mr. Wilder is entitled to (i) a base salary of not less than his base salary in effect prior to a change of control or potential change of control, and such salary may be increased from time to time; (ii) an opportunity to earn an annual bonus in accordance with the Company's bonus policies; and (iii) participate in long-term compensation programs and stock incentive plans, and to receive the benefits under the Company's various benefit programs. If Mr. Wilder's employment terminates during the Employment Period for certain specified reasons, including termination for "cause," "without cause," for "good reason," voluntarily or due to retirement, death or disability (all as defined in such agreement), then Mr. Wilder is entitled to certain payments and/or benefits, depending on the reason for termination. Specifically, if Mr. Wilder's employment is terminated without cause, or he terminates his employment for good reason, he is entitled to receive, among other things, (i) a lump sum severance payment equal to 2 times his base salary and target bonus in effect in the year in which his employment terminated, and (ii) certain other benefits, including those that would otherwise be payable under the Company's various employee benefit plans. Mr. Wilder retired from the Company effective January 1, 2001.

PERFORMANCE OF THE COMMON STOCK

    The graph below compares the yearly percentage change in cumulative shareholder return on the Common Stock for the 5-year period of December 31, 1996 through December 31, 2000 with (i) the cumulative total return of the Standard & Poor's 500 Index® and (ii) the Standard & Poor's Insurance Composite Index®. The figures presented below assume the reinvestment of all dividends into shares of Common Stock on any given dividend payment date and that $100 was invested in Common Stock and in the Standard & Poor's 500 Index® and in the Standard & Poor's Insurance Composite Index®.

TOTAL SHAREHOLDER RETURNS

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00
The Hartford Financial Services Group, Inc.	$143.61	$203.17	$242.34	$212.99	$323.55
S&P 500®	$122.96	$163.98	$210.85	$255.21	$231.98
S&P Insurance Composite Index®	$123.94	$181.06	$187.14	$193.91	$268.89

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND CERTAIN SHAREHOLDERS

Directors and Executive Officers

    The following table shows as of February 28, 2001 the number of shares of Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and all executive officers of the Company as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)
Bette B. Anderson	7,428
Rand V. Araskog	505,540
Ramani Ayer	1,638,124
Dina Dublon	1,034
Donald R. Frahm	259,603
Paul G. Kirk, Jr.	9,778
Thomas M. Marra	518,512
Robert W. Selander	6,381
Lowndes A. Smith	1,011,437
H. Patrick Swygert	7,386
Gordon I. Ulmer	11,678
Michael S. Wilder	116,328
David K. Zwiener	594,918
All directors and executive officers as a group (17 persons)	4,912,451

(1)
All shares of Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares (i) that may be acquired by directors and executive officers upon the exercise of stock options exercisable within 60 days after February 28, 2001, (ii) allocated to the accounts of certain directors and executive officers under the Company's Investment and Savings Plan and Excess Savings Plan based on a valuation of plan accounts as of February 28, 2001, (iii) acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 28, 2001, (iv) owned by a director's or an executive officer's spouse or minor child, or (v) that have been granted under the Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares listed in the table above. Of the number of shares of Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable as of February 28, 2001 or within 60 days thereafter by: Mr. Ayer, 1,417,777 shares; Mr. Frahm, 131,188 shares; Mr. Smith, 894,364 shares; Mr. Zwiener, 464,887 shares; Mr. Marra 425,697 shares; Mr. Wilder, 86,321 shares; and all directors and executive officers as a group, 3,590,900 shares.
(2)
The shares of Common Stock beneficially owned by each person named above do not exceed 1% of the outstanding shares of Common Stock. The shares beneficially owned by the group of directors and executive officers represent approximately 2.04% of the outstanding shares of Common Stock.

Certain Shareholders

    The following table shows those persons known to the Company as of February 28, 2001 to be the beneficial owners, as of December 31, 2000, of more than 5% of the Common Stock. In furnishing the information below, the Company has relied on information filed with the SEC by the beneficial owners.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp 82 Devonshire Street Boston, MA 02109	19,959,144(1)	8.851%
Massachusetts Financial Services Company 500 Boylston Street Boston, MA 02116	13,264,409(2)	5.9%

(1)
FMR Corp. ("FMR"), Edward C. Johnson, 3d and Abigail P. Johnson filed a Schedule 13G with the SEC to report that they were the beneficial owners of 19,959,144 shares of Common Stock as of December 31, 2000. FMR, Mr. Johnson and Ms. Johnson had sole power to dispose of 19,959,144 of such shares, but none of them had sole voting power as to such shares. FMR has sole voting power with respect to 1,007,274 shares, and the voting power for 18,905,570 shares resides with the Boards of Trustees of the various Fidelity mutual funds. Neither FMR nor Mr. Johnson has the power to vote 46,300 shares which are owned by certain institutional accounts. FMR is the parent to various subsidiaries that are beneficial owners of Common Stock, including Fidelity Management & Research Company that serves as an investment adviser to various investment companies, Fidelity Management Trust Company, an institutional investment manager, and Strategic Advisers, Inc., an investment adviser that provides investment advisory services to individuals. Members of the Edward C. Johnson, 3d family own approximately 49% of the voting stock of FMR. Mr. Johnson is Chairman of FMR and Abigail Johnson is a director of FMR.
(2)
Massachusetts Financial Services Company ("MFS") filed a Schedule 13G with the SEC to report that it, together with certain other non-reporting entities, was the beneficial owner of 13,264,409 shares of Common Stock as of December 31, 2000. MFS has sole power to dispose of 13,264,409 of such shares and sole voting power with respect to 13,168,061 of such shares.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during its most recent fiscal year, all Section 16(a) filing requirements applicable to its officers and directors (the Company has no greater than 10% beneficial owners) were complied with, except that 1 report concerning a single transaction was filed late by Mr. Marra.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal year 2000, the Company utilized an Internet advertising agency, Catalyst OnLine, of which Mr. Frahm's daughter is a 50% owner. Catalyst OnLine was paid an aggregate of $58,650 for services it provided to the Company during the year.

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the Audit Committee and the Board of Directors will consider the selection of other independent auditors.

    Arthur Andersen LLP has served as independent auditors of the Company for many years and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

    See "Audit Committee Charter and Report Concerning Financial Matters" in this Proxy Statement for further information regarding the Company's independent auditors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

ITEM 3
SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS

    St. Joseph Health System of 440 South Batavia Street, Orange, California is the beneficial owner of at least 200 shares of Common Stock and has advised the Company that it intends to present the following proposal at the Annual Meeting. The proposal is included in this Proxy Statement pursuant to the applicable rules of the SEC. The Company is not responsible for the contents or language of the proposal, which is set forth in italic type and between quotation marks. The Board of Directors, for the reasons set forth below, recommends a vote "AGAINST" the proposal.

    "WHEREAS, a July 7-9, 1995 editorial in USA Today declared:

    Here's a grubby little health-care item: According to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's merchants of death... These investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing in the source of their misery on the other is unconscionable. And hypocritical.

  •
  As shareholders, we are concerned about the ethical implications of investments in the tobacco industry by companies that sell life or health life insurance, especially when they are paying out hundreds of millions of dollars to patients who are sick and dying as a result of tobacco use.

  •
  A March 1998 analysis by the U.S. Treasury Department found the nation loses $80 billion a year on goods and services otherwise produced by Americans who die prematurely or retire early because of smoking-related ills. The American Lung Association estimates the annual cost of treating tobacco-related illnesses to be $50 billion a year for adult smokers and babies of women who smoke.

  •
  In 1996 the AMA called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies and for those same investors to divest from stocks and bonds in tobacco companies.

  •
  We believe it is inconsistent for an insurance company that sells life or health insurance to invest in tobacco equities and yet give preferential rates to non-smokers. Therefore, we believe that the company should seriously review its stand related to these apparently contradictory positions on tobacco.

      RESOLVED: that shareholders request the Board to initiate a policy mandating no further purchases of tobacco equities in any of the portfolios under our direct unless it can be proven that tobacco use does not cause the illnesses and deaths that have been attributed to it. If the company cannot product such proof, it shall divest itself of all tobacco stocks by January 1, 2002.

  Supporting Statement

      Our Company exists to help people keep healthy. We support people not using tobacco, yet have no policy against investing in companies producing its products. Allstate, Chubb, UNUM, and other companies that sell life insurance have policies and/or practices that have resulted in prohibitions or limitations on their various investments in tobacco companies. Institutions like Harvard and Johns Hopkins, as well as The Maryland Retirement and Pension Systems have divested from all tobacco stocks. As the editorial noted above concludes: "Insurers have a responsibility to maximize returns. But they have a responsibility to hold down costs too. Investing in tobacco while charging premiums based in part on the cost of treating tobacco-related illness mocks that obligation. If you think our company should not contribute to peoples' illness and death by investing in tobacco, please vote YES for this resolution."

The Board Of Directors' Response To Shareholder Proposal

    The Board of Directors believes that, as a matter of principle, the investment policy decisions of the Company should be made with the best interests of all shareholders in mind under the guidance of the Board and its Finance Committee. The Board of Directors has a fiduciary duty to maximize shareholder value which it believes is best accomplished through maintenance of a well diversified portfolio. A diversified portfolio structure provides maximum returns with the lowest possible risk. To exclude an entire industry group, such as tobacco, could impede the Company's ability to achieve these results. To this end, the Board of Directors has developed a comprehensive investment policy which it continually and carefully monitors. The Board believes that adoption of the shareholder proposal would inhibit its ability to fulfill this fiduciary responsibility.

    Investing in tobacco equities may raise social issues compelling to some of the Company's shareholders. However, the Board's duty is to represent all of the Company's shareholders who, by virtue of sheer numbers, have diverse social and political agendas. In any publicly traded company, shareholders are likely to have differing opinions and strong personal views concerning the propriety of certain business operations or investments of that company. Despite that fact, any corporation, including the Company, would be brought to a standstill if it was required to comply with the personal and political concerns of each and every shareholder. Your Board of Directors believes it is of fundamental importance that investment policy decisions continue to be made and managed independently without attempting to monitor portfolios for investments which may not find favor with individual shareholders.

    A SIMILAR PROPOSAL WAS DEFEATED BY THE COMPANY'S SHAREHOLDERS AT THE 2000 ANNUAL MEETING. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" THE SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS.

REQUIRED VOTES OF SHAREHOLDERS

    The presence in person or by proxy of shareholders entitled to cast a majority of shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. To be approved, Item 2, Ratification of the Appointment of Independent Auditors, and Item 3, Shareholder Proposal Relating to Tobacco Investments, will require the affirmative vote of the holders of a majority of shares of Common Stock present in person or represented by proxy. Abstentions will be included in the number of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast on items submitted for a vote of shareholders. Accordingly, abstentions will have the same effect as a negative vote. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion on certain matters. Thus, if a broker or nominee is not given specific instructions on those matters, those shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval, and will have no effect on the outcome of the vote. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

    One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

PROPOSALS OF SHAREHOLDERS

    Proposals submitted by shareholders for inclusion in the 2002 Proxy Statement relating to next year's annual meeting of shareholders must be received by the Company no later than the close of business on November 23, 2001. Any proposal received after that date will not be included in the Company's proxy materials for 2002. In addition, all proposals for inclusion in the 2002 Proxy Statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934. No proposal may be presented at the 2002 annual meeting of shareholders unless the Company receives notice of the proposal by January 18, 2002. Address your proposals to Katherine Vines Trumbull, Vice President and Corporate Secretary, The Hartford Financial Services Group, Inc., 690 Asylum Avenue, Hartford, CT 06115. All proposals must comply with certain requirements set forth in the Company's bylaws, a copy of which may be obtained from the Corporate Secretary of the Company.

OTHER INFORMATION

    As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

    Present and former directors and present and former officers and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies for the Annual

Meeting for a fee of $12,500, plus the payment of that firm's out-of-pocket expenses. The Company will bear all expenses relating to the solicitation of proxies.

    A copy of the Company's Annual Report to Shareholders for 2000 is being sent to you concurrently with this Proxy Statement. If, upon receiving this Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2000 , as filed with the SEC, is available (without exhibits) free of charge upon request to the Company's Investor Relations Department, 690 Asylum Avenue, Hartford, CT 06115, or by calling (888) 322-8444.

                      By Order of the Board of Directors.

                      Katherine Vines Trumbull
                      Vice President and Corporate Secretary

Dated: March 23, 2001

    SHAREHOLDERS ARE URGED TO VOTE BY PROXY, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A SHAREHOLDER MAY NEVERTHELESS REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
2001 ANNUAL MEETING OF SHAREHOLDERS

     APRIL 19, 2001 AT 9:00 A.M.

FOUR SEASONS HOTEL ATLANTA
75 FOURTEENTH STREET
ATLANTA, GEORGIA

PROXY
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Katherine Vines Trumbull, Michael O' Halloran and Linda C. Sayler, and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of common stock of The Hartford Financial Services Group, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Investment and Savings Plan, the Company's Excess Savings Plan, the Company's Deferred Restricted Stock Unit Plan and the Company's Employee Stock Purchase Plan, which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 A.M. on April 19, 2001 at the Four Seasons Hotel Atlanta, 75 Fourteenth Street, Atlanta, Georgia, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

    Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1, for Item 2, and against Item 3. The shares of common stock represented by this Proxy cannot be voted unless you sign, date and return this Proxy, or vote by telephone or through the Internet.

    (Continued, and to be signed and dated, on the reverse side.)

                THE HARTFORD FINANCIAL SERVICES GROUP, INC.
                P.O. BOX 11159
                NEW YORK, N.Y. 10203-0159

VOTE BY TELEPHONE OR INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

TELEPHONE 1-800-650-4644	INTERNET http://proxy.shareholder.com/hig	MAIL

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.
	Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.	If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

CALL TOLL-FREE TO VOTE • IT'S FAST AND CONVENIENT
CONTROL NUMBER FOR
1-800-650-4644	TELEPHONE OR INTERNET VOTING

DETACH PROXY CARD HERE IF YOU ARE NOT
VOTING BY TELEPHONE OR INTERNET

ITEM 1. Election of Directors	FOR all nominees listed below[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below[ ]	*EXCEPTIONS[ ]

Director Nominees: 01—Rand V. Araskog, 02—Ramani Ayer, 03—Dina Dublon, 04—Donald R. Frahm, 05—Paul G. Kirk, Jr., 06—Robert W. Selander, 07—Lowndes A. Smith, 08—H. Patrick Swygert, 09—Gordon I. Ulmer and 10—David K. Zwiener

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*For all nominees except

ITEM 2. Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 2001.

  FOR [ ] AGAINST [ ] ABSTAIN [ ]

ITEM 3. Shareholder proposal relating to tobacco investments.

  FOR [ ] AGAINST [ ] ABSTAIN [ ]

                        I agree to access future proxy statements and annual reports electronically [ ]

Mark this box if you plan to attend the Annual Meeting[ ]	Address Change and/or Comments Mark Here [ ]

Note: Please add your title if you are signing for a corporation or other business entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.
Dated:
, 2001

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Signature
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(Unless you are voting by telephone or Internet, please sign, date and return this proxy card in the enclosed envelope.)	Votes MUST be indicated [X] (x) in black or blue ink.
Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the enclosed Envelope

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
NOTICE OF 2001 ANNUAL MEETING OF SHAREHOLDERS
THE HARTFORD FINANCIAL SERVICES GROUP, INC. Hartford Plaza 690 Asylum Avenue Hartford, CT 06115
PROXY STATEMENT Annual Meeting of Shareholders April 19, 2001
GENERAL INFORMATION
OTHER EVENTS
ITEM 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND ITS COMMITTEES
AUDIT COMMITTEE CHARTER AND REPORT CONCERNING FINANCIAL MATTERS
REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
Option Grants In Fiscal Year 2000
2000 Option Exercises and 2000 Year-End Option Values
Pension Plan Table
PERFORMANCE OF THE COMMON STOCK
TOTAL SHAREHOLDER RETURNS
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ITEM 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
ITEM 3 SHAREHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS
REQUIRED VOTES OF SHAREHOLDERS
PROPOSALS OF SHAREHOLDERS
OTHER INFORMATION
PROXY